EXHIBIT 10.23

DATABASE PURCHASE AGREEMENT

BY AND AMONG

MEDIA DIRECT, INC.,

OPTIONS ACQUISITION SUB, INC.

AND

1 TOUCH MARKETING, LLC

DATED AS OF FEBRUARY 4, 2011

DATABASE PURCHASE AGREEMENT

      This DATABASE PURCHASE AGREEMENT (“Agreement”), is entered into on this 4th day of February, 2011 by and among Options Acquisition Sub, Inc., a Delaware corporation and 1 Touch Marketing, LLC, a Florida limited liability company (collectively, the "Seller"), and Media Direct, Inc., a Florida corporation ("Buyer").

WITNESSETH:

      WHEREAS, among other activities, the Seller is engaged in the business of email marketing and lead generation and is located at 123 NW 13th Street, Suite 300, Boca Raton, Florida 33432 (the "Business"); and

      WHEREAS, the Seller owns an email database consisting of a minimum of sixty million (60,000,000) unique, active and verifiable opt-in records including name, address, email, phone when available, site source time, date and IP of acquisition (the "Database"); and

      WHEREAS, the Seller wishes to transfer, and the Buyer wishes to purchase the Database in exchange for the Purchase Price (as hereafter defined).

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS; PURCHASE OF THE ASSETS;
PURCHASE PRICE; CLOSING

      1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

      "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

      "BUSINESS" has the meaning specified in the Recitals.

      "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City.

      "BUYER" has the meaning specified in the introductory paragraph of this Agreement.

      "CLOSING" has the meaning specified in Section 2.1 (a).

      "GOVERNMENTAL OR REGULATORY BODY" means any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

      "INDEMNIFIED PARTY" has the meaning specified in Section 5.2.

      "INDEMNIFYING PARTY" has the meaning specified in Section 5.2.

      "LIEN" means any lien, pledge, hypothecation, mortgage, security interest,  claim, lease, charge, option, right of first refusal, easement, servitude,  transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

      "MATERIAL ADVERSE EFFECT" means any change or changes or effect or effects that individually or in the aggregate are or is reasonably expected to be materially adverse to (a) the Purchased Assets, operations, income or conditions (financial or otherwise) of the Business or the transactions contemplated by this Agreement, (b) the ability of the Seller to perform its obligations under this Agreement or (c) the business of Buyer following the Closing.

      "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

      "PURCHASE PRICE" has the meaning specified in Section 1.5.

“REVENUE” means proceeds which have been collected less commissions paid.

      "SELLER" has the meaning specified in the introductory paragraph of this Agreement.

      1.2 PURCHASED ASSETS:  Subject to the terms and conditions set forth in this Agreement, the Seller agrees that, on the date hereof (the "Closing Date"), the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and Buyer shall purchase from the Seller, free and clear of all Liens, all of the right, title and interest in and to the following assets (the “Purchased Assets”):  (a) the Database and (b) a customer list of all current and past customers of the Business, accounts as shall be made available in written or electronic form.

      1.3 LIABILITIES. The parties expressly agree that Buyer will not assume nor otherwise be liable for any liabilities or obligations of Seller and Buyer is not assuming, and shall not be deemed to have assumed, any liabilities, obligations for accounts payable or obligations of Seller of any kind or nature whatsoever. Without limiting the generality of the foregoing, it is hereby agreed that Buyer is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of Seller (i) under any employee benefit or profit sharing plan of Seller, (ii) in respect of (x) any sales, use or excise taxes, (to the extent not otherwise credited against the Purchase Price or adjusted pursuant to Article 2), income or withholding taxes, or taxes based on or measured by income or franchise taxes attributable to periods or events prior to or ending on the Closing Date, federal, state or local payroll taxes or (y) any legal, accounting, brokerage, finder's fees, or other expenses of whatsoever kind or nature incurred by Seller or any affiliate, stockholder, director, employee or officer of Seller as a result of the consummation of the transactions contemplated by this Agreement, or (iii) arising out of any action, suit or proceeding based upon an event occurring or a claim arising (x) prior to the Closing Date or (y) after the Closing Date in the case of claims in respect of products sold by Seller prior to the Closing Date and attributable to acts performed or omitted by Seller prior to the Closing Date; or (iv) any liability or obligation under contracts to which Seller is a party or by which Seller is bound; or (v) any contingent liabilities of Seller, including, but not limited to, any liability resulting from any litigation pending, threatened or commenced before or after the Closing Date (civil or criminal), based on any act or course of conduct on the part of Seller occurring prior to the Closing Date; or (vi) any contingent liabilities of Seller in respect of products sold or otherwise disposed of (including claims for refunds or replacements) prior to the Closing Date. The provisions of this Section 1.3 shall survive Closing.

      1.4 PURCHASE PRICE FOR THE ASSETS. The aggregate purchase price (collectively, the "Purchase Price") to be paid to Seller for the Purchased Assets shall be One Hundred Seventy Five Thousand Dollars ($175,000), plus a percentage of future Revenue as provided in Section 7.2.
ARTICLE II

CLOSING

      2.1 THE CLOSING. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held on the date hereof. Such date is referred to as the "Closing Date" at the offices of legal counsel to Buyer.

      (b) At the Closing, the Seller shall execute and deliver or cause to be executed and delivered to the Buyer, all documents and instruments necessary to transfer to the Buyer, all of the right, title and interest of the Seller in and to the Purchased Assets.

      (c) At the Closing, the Buyer shall deliver the Purchase Price to Seller by wire transfer of immediately available funds.

      2.2 ADDITIONAL ACTIONS TO BE TAKEN ON THE CLOSING DATE.

      (a) LIENS/CONSENTS. The Seller shall have satisfied and discharged all Liens on the Purchased Assets and provided the Buyer with evidence of such satisfaction and discharge as well as all necessary consents to transfer or assign the Purchased Assets to Buyer, in form and substance satisfactory to the Buyer.

      (b) CONSENTS. The Buyer shall have received written consents to the transactions contemplated by this Agreement signed by the shareholder of Seller and all of the directors of Seller in form and substance satisfactory to the Buyer. The Seller shall have received the written consent to the transactions contemplated by this Agreement signed by Michael Richmond, CEO and President of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller represents and warrants to the Buyer as follows:

      3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and as proposed to be conducted.  Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

      3.2 SUBSIDIARIES. Seller has no subsidiaries.

      3.3. VALIDITY AND EXECUTION OF AGREEMENT. Seller has the full legal right, capacity and power and all requisite corporate power, authority and approval required to enter into, execute and deliver this Agreement and the other agreements or instruments contemplated hereby, and to perform fully its obligations hereunder and thereunder. The shareholder and the board of directors of Seller have each approved the transactions contemplated pursuant to this Agreement and each of the other agreements to which Seller is a party. This Agreement and such other agreements and instruments have been duly executed and delivered by Seller and each constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

      3.4. NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance by the Seller of the transactions contemplated hereby will violate or conflict with (a) any of the provisions of its Certificate of Incorporation, the Bylaws or other organizational documents of the Seller; (b) or result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon the Purchased Assets or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any material contract to which Seller is a party; or (c) any order, judgment, regulation or ruling of any Governmental or Regulatory Body to which the Seller is a party or by which any of its property or assets may be bound or affected or with any provision of any law, rule, regulation, order, judgment, or ruling of any Governmental or Regulatory Body applicable to the Seller other than such violations or conflicts as do not or will not individually or in the aggregate have a Material Adverse Effect.

      3.5 LITIGATION. There are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Seller, or any of its securities, assets, properties or business is bound. There are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the best knowledge of the Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller, or any of its assets or properties, that, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect.

      3.6 THE PURCHASED ASSETS. Seller owns outright and has good title to the Purchased Assets free and clear of any Lien. This Agreement and such other conveyancing documents as shall have been executed and delivered to the Buyer will convey good title to the Purchased Assets, free and clear of any Liens.

      3.7 NO MATERIAL ADVERSE CHANGE. Since December 31, 2010 there has been no material adverse change in the Business, operations or financial condition of the Seller, or in the assets, liabilities, net worth or properties of the Seller, and the Seller knows of no such change that is threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect, whether or not covered by insurance.

      3.8 COMPLIANCE WITH LAWS.

      (a) Seller is in material compliance with, and Seller has not violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Seller or filed, commenced or threatened against Seller, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability.

      (b) Seller is not in receipt of notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action.

      3.9 SOLVENCY. As of the Closing Date and after giving effect to the sale of the Purchased Assets and to the transactions contemplated under this Agreement:

      (a) The aggregate value of the Seller, as a going concern, exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Seller;

      (b) The aggregate value of all liabilities of the Seller is less than the aggregate value of all assets (including goodwill and other intangible assets) at a fair valuation of the Seller;

      (c) The Seller does not have an unreasonably small capital with which to conduct their business operations as heretofore conducted;

      (d) No final judgments against the Seller, in actions for money damages with respect to pending or threatened litigation could reasonably be expected to be rendered at a time when, and in an amount such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) and the cash available to the Seller, after taking into account all other anticipated uses of the cash of the Seller (including the payments on or in respect of debt), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

      (e) The Seller has not incurred, do not intend to incur, and believe that it will not incur, liabilities beyond its ability to pay such liabilities as such liabilities become absolute and mature.

      3.10 DISCLOSURE. The representations and warranties contained in this Section 3 along with any Disclosure Schedule and any other written information, statement or certificate provided by the Seller, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 and any Disclosure Schedule not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Seller as follows:

      4.1 ORGANIZATION AND QUALIFICATION. The Buyer is a corporation validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary.

      4.2 VALIDITY AND EXECUTION OF AGREEMENT. The Buyer has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The board of directors of the Buyer has approved to the extent required by law the transactions contemplated by this Agreement and each of the other agreements required to be entered into pursuant hereto by the Buyer and no other corporate or shareholder approvals are required. This Agreement and such other agreements and instruments have been duly executed and delivered by the Buyer and each constitutes the valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

      4.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance by the Buyer of the transactions contemplated herein will violate or conflict with (a) any of the provisions of its Articles of Incorporation or By-Laws or other organizational documents of Buyer; or (b) result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any material contract to which Buyer is a party, other than (1) such contract violations, accelerations, cancellations, defaults or Liens as do not individually or in the aggregate have a material adverse effect on Buyer (2) any order, judgment, regulation or ruling of any Governmental or Regulatory Body to which the Buyer is a party or by which any of its property or assets may be bound or affected or with any provision of any law, rule, regulation, order, judgment, or ruling of any Governmental or Regulatory Body applicable to the Buyer other than such violations or conflicts as do not individually or in the aggregate have a material adverse effect on Buyer.

ARTICLE V

INDEMNIFICATION AND OTHER COVENANTS

      5.1 SURVIVAL. Subject to this Section 5.1, all representations, warranties, covenants and agreements contained in this Agreement, or in any Section, exhibit, certificate, agreement, document or statement delivered pursuant hereto shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto for a period of two (2) years.

      5.2 INDEMNIFICATION. (a) The Seller agrees to indemnify, defend and hold harmless the Buyer and its directors, officers, employees, shareholders and counsel and any Affiliates of the foregoing, and their successors and assigns (collectively, the "Buyer Group") from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, Liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") suffered or incurred by the Buyer Group which, directly or indirectly, arise out of, result from or relate to, (i) any inaccuracy in or any breach of any representation or warranty of the Seller contained in Article III, (ii) any breach of any covenant or agreement of the Seller, in each case contained in this Agreement or in any other document contemplated by this Agreement, or (iii) any liability of Seller.

      (b) The Buyer agrees to indemnify, defend and hold harmless the Seller and its respective directors, officers, employees, shareholders, and counsel and any Affiliates of the foregoing, and their successors and assigns from and against any and all Losses suffered or incurred by them which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation or warranty of the Buyer contained in Article IV, or (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement or in any other document contemplated by this Agreement.

      5.3 METHOD OF ASSERTING CLAIMS. The party making a claim under this Article V is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article V is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article V shall be asserted and resolved as follows:

      (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; any such notice, together with any notice given pursuant to Section 5.3(b) hereof, collectively being the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or harmed. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party, and shall pay the fees and disbursements of such counsel with regard thereto, provided, further, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and counsel to the Indemnified Party has advised it that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. No claim or demand may be settled by an Indemnifying Party or, where permitted pursuant to this Agreement, by an Indemnified Party without the consent of the Indemnified Party in the first case or the consent of the Indemnifying Party in the second case, which consent shall not be unreasonably withheld, unless such settlement shall be accompanied by a complete release of the Indemnified Party in the first case or the Indemnifying Party in the second case.

      (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not dispute such claim, the amount of such claim shall be paid to the Indemnified Party within thirty (30) days of receipt of the Claim Notice.

      (c) So long as any right to indemnification exists pursuant to this Article V, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the Claim Notice. In each instance, the Indemnified Party shall have the right to be kept informed by the Indemnifying Party and its legal counsel with respect to all significant matters relating to any legal proceedings. Any information or documents made available to any party hereunder, which information is designated as confidential by the party providing such information and which is not otherwise generally available to the public, or which information is not otherwise lawfully obtained from third parties or not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law or requested by third party lenders to such party, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

      5.4 SELLER NON-COMPETE. Seller agrees that after the Closing Date it will not conduct any operations that are competitive to the Business, including specifically not engaging in the email marketing business.  Additionally, Seller also agrees that Seller hereby accepts responsibility for Dan Lansman’s (“Lansman”) actions and to indemnify Buyer as set forth in 5.2 above if Lansman takes any actions that would breach the restrictions set forth in the Non- Compete Agreement attached hereto as Exhibit __ if Lansman executed such agreement as a Key Executive (as defined therein).

      5.5 MINIMUM NUMBER OF ACCOUNTS IN DATABASE. Seller covenants that the Database contains a minimum of sixty million (60,000,000) active and unique opt-in email addresses.  Seller acknowledges that the number of such accounts has been a material inducement to Buyer wishing to enter into this Agreement and consummate this transaction.

      5.6  SELLER’S AUDIT RIGHTS. For three years and three months following the Closing, the Seller or its duly authorized representatives shall have the right to examine the Buyer’s books of account and other business records relating to Revenue received by the Buyer as specified under Section 7.2. These inspections shall occur once each calendar quarter during normal business hours and upon reasonable prior notice and shall, except as otherwise specified in this Section 5.6, be at the expense of the Seller. The Buyer will pay to the Seller all amounts discovered to be due to the Seller as a result of such inspection within ten (10) days of receipt of written demand therefor. In addition, in the event that the inspection reveals a discrepancy of five percent (5%) or more for the relevant audit period, the Buyer will pay all reasonable costs of the inspection, and such costs shall be paid promptly upon the rendering of the invoice by the Seller unless Buyer disputes such discrepancy in which case such dispute shall be resolved as set forth in the final sentence of this Section 5.6. Except as provided for in the penultimate sentence of this Section 5.6, in order to preserve the Seller’s audit rights and its rights under Section 7.2 to receive additional Purchase Price, the Buyer may not, directly or indirectly, sell or otherwise dispose of the Purchased Assets whether voluntarily or by operation of law without the prior consent of the Seller, which consent can be withheld for any reason necessary to protect the Seller’s right to receive additional Purchase Price.  Notwithstanding anything to the contrary herein, the Buyer may sell, assign transfer or otherwise convey or dispose of the Purchased Assets provided that the party to whom Buyer sells, assigns, transfers or otherwise conveys or disposes the Purchased Assets executes an agreement to be bound by all terms of this Agreement as if such party were the Buyer.  The parties specifically acknowledge that any dispute hereunder shall be resolved as set forth in Section 8.7 of this Agreement and that the prevailing party shall pay all reasonable costs of the inspection.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE BUYER

      The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Buyer:

      6.1 NONCOMPETE AGREEMENTS. Scott Frohman, CEO of the Seller and all other key personnel of Seller, as determined solely by the Buyer, and Dan Lansman shall have signed non-compete agreements in the form attached hereto as Exhibit A, prohibiting them from participating in an entity that competes with the Buyer including but not limited to by offering email marketing, postal list marketing, or email appending.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE SELLER

      The obligation of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Seller:

      7.1 Employment of Sales Force.  Buyer shall offer contracts to and employ Seller’s sales force of ten (10) sales representatives paying them at their current commission levels.

      7.2 Buyer shall pay Seller twenty percent (20%) of all Revenue generated from all (i) salesmen of the Seller who are hired by the Buyer and/or (ii) customers on the customer list acquired from Seller, except for those customers listed on Schedule 7.2, for a period of twelve (12) months from the Closing Date and ten percent (10%) of Revenue generated from such salesmen or customers for an additional twenty-four (24) months from March 1, 2011.  All payments shall be payable to the Seller by the 15th day of the calendar month subsequent to the calendar month in which such Revenue is Earned. Revenue shall be considered earned when only when funds have been collected and the corresponding order therefore is shipped  The parties acknowledge that total compensation to Seller shall not exceed: (a) one million five hundred thousand dollars ($1,500,000) during the first 12 months, (b) one million five hundred thousand dollars ($1,500,000) in the aggregate for the period from months thirteen through thirty-six and (c) three million dollars ($3,000,000) in the aggregate for the entire term which sum does not include the $175,000 initial payment.

ARTICLE VIII

MISCELLANEOUS

      8.1 SALES AND TRANSFER TAXES. All required filings under any applicable Federal, state, foreign or local sales tax, stamp tax or similar laws or regulations shall be made in a timely manner by the party responsible therefore under such laws and regulations.

      8.2 POST-CLOSING FURTHER ASSURANCES. At any time and from time to time after the Closing Date at the request of either party, and without further consideration, the other party will execute and deliver, or cause the execution and delivery of, such other instruments of sale, transfer, conveyance, assignment and confirmation and take or cause to be taken such other action as the party requesting the same may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the requesting party all of the property and rights intended to be conveyed to such party pursuant to the provisions of this Agreement.

      8.3 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 6.3):

          If to Seller, to:

Options Media Group Holdings Inc.
123 NW 13th Street, Suite 300
Boca Raton, FL 33432
Attention: Scott Frohman CEO
Facsimile:----------------

          with a copy to:

Harris Cramer LLP
3507 Kyoto Gardens Dr.
Suite 320
Palm Beach Gardens, FL 33410
Facsimile: 561-899-0418

          If to Buyer to:

Media Direct, Inc.
260 SW Natura Avenue
Deerfield Beach, Florida 33441
Attention: Michael Richmond
Facsimile:  954-337-0251

          with a copy to:

The Law Office of James G. Dodrill II, PA
5800 Hamilton Way
Boca Raton, FL  33496
Attention:  James Dodrill, Esq.
Facsimile: (561) 892-7787

      8.4 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Buyer.

      8.5 ENTIRE AGREEMENT. This Agreement and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

      8.6 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      8.7 MEDIATION AND ARBITRATION. All controversies, claims, disputes and matters in question arising out of or relating to this Agreement or the breach thereof, shall be decided by mediation and/or arbitration in accordance with this Section 8.7. The party who seeks resolution of a controversy, claim, dispute or other matter in question shall notify the other party in writing of the existence and subject matter hereof, and shall designate in such notices the names of three prospective mediators, each of whom shall be certified in the state of Florida. The recipient party shall select from such list one individual to act as a mediator in the dispute set forth by the notifying party. The parties agree to meet with said mediator within two weeks after the recipient party has received notice of the dispute and agree to utilize their best efforts and all expediency to resolve the matters in dispute. The mediation shall not continue longer than one (1) hearing day without the written approval of both parties. Neither party shall be bound by any recommendation of the mediator; however, any agreement reached during mediation shall be final and conclusive.

      If the dispute is not resolved by such mediation, it shall be decided by mandatory arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Either party may apply to the American Arbitration Association for a determination of the dispute set forth in the notification thereof by the originating party. The parties agree that the arbitration shall take place in the State of Florida, and shall be governed by the laws of the State of Florida. The award entered or decision made by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Expense of mediation and/or arbitration shall be shared equally by both parties.

      8.8 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. This Agreement is not assignable except by operation of law and any other purported assignment shall be null and void.

      8.9 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      8.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      8.11 EXHIBITS AND SCHEDULES. The Exhibits and Schedules, if any, are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      8.12 EFFECT OF DISCLOSURE ON SCHEDULES. Any item, if any, disclosed on any Schedule shall be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

      8.13 HEADINGS. The headings in this agreement are for reference only, and shall not affect the interpretation of this Agreement.

      8.14 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

      8.15 BROKERS. Each party hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from such party, based on agreements, arrangements or undertakings made by such party, in connection with the transactions contemplated hereby.

      8.16 CONFIDENTIAL INFORMATION. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information concerning the Business, the Purchased Assets, all such information being deemed to be transferred to Buyer hereunder, and if at any time after Closing Seller should discover that they are in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEDIA DIRECT, INC.	OPTIONS ACQUISITION SUB, INC.

/s/	/s/ Scott Frohman
By:	By: Scott Frohman
Title:	Title CEO

1 TOUCH MARKETING, LLC

/s/ Scott Frohman
By: Scott Frohman
Title CEO